Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement on Form 1-A of our audit report dated October 13, 2021, with respect to the consolidated balance sheet of Global Technologies, Ltd as of June 30, 2021 and 2020, and the related consolidated statements of operations, stockholders’ deficiency, and cash flows for the years then ended. Our report relating to those financial statements includes an emphasis of matter paragraph regarding the Global Technologies, Ltd’s ability to continue as a going concern. We also consent to the reference to our Firm under the heading “Experts” in the Offering Circular, which is part of the Offering Statement.

Spokane, Washington

December 2, 2021